EXHIBIT 10.19

                          PURCHASE OPTION AGREEMENT

     THIS IS A PURCHASE OPTION AGREEMENT ("Agreement") dated September 15, 2003, between South Hills Investment Company, a Nevada general partnership (herein called "SELLER"), and Monarch Casino & Resort, Inc., a Nevada corporation or its nominee (herein called "BUYER").

     1. OPTION. In consideration of Forty Five Thousand Dollars ($45,000.00) ("Option Consideration") received by SELLER, payable as provided in Article 7.3 and other good and valuable consideration, the receipt of which is acknowledged, SELLER hereby grants to BUYER the option ("Option") to purchase approximately thirteen (13) acres of real property located on South Virginia Street, in Reno, County of Washoe, State of Nevada, said land described on Exhibit A attached hereto and made a part hereof, with the exact legal description to be determined by survey; together with all easements, rights and appurtenances thereto, all buildings and improvements now located thereon, and all of SELLER's right, title and interest in all public ways adjoining the same (herein, with the land, collectively "Premises").

     2. PRICE. The purchase price shall be determined at the time the Option is exercised. The purchase price of the Premises ("Purchase Price") shall be determined using the valuation procedure ("Valuation Procedure") set forth in this Article 2. Within five (5) business days of the Exercise Date (as defined in Section 4), the BUYER's independent Committee of the Board of Directors (or, if BUYER is a subsidiary of Monarch Casino & Resort, Inc., Monarch's committee of independent Board of Directors will perform the duties required by this paragraph) shall order a Member Appraisal Institute ("M.A.I.") appraisal of the Premises (a "Valuation"). Within five (5) business days of the Exercise Date, SELLER shall commence the preparation of a separate Valuation of the Premises. If each Valuation is within ten percent (10%) of the other, the average of the two (2) Valuations shall be determined and said average will be the Purchase Price. If the Valuations differ by more than ten percent (10%), the two (2) M.A.I. appraisers shall select a third (3rd) M.A.I. appraiser so as to produce a third (3rd) Valuation of the Premises. From the total of three (3) Valuations, the two (2) closest Valuations shall be averaged and said average shall be the Purchase Price. In the event that transferable water rights are appurtenant and transferable with the Premises, up to one (1) acre foot per acre of water rights will be valued as part of the Premises and with no increase in the Purchase Price, shall be transferred to BUYER along with the Premises. If the Premises have appurtenant and transferable water rights in excess of one (1) acre foot per acre of water rights ("Excess Water Rights"), the value of such Excess Water Rights shall be calculated at its fair market value and may, if elected by BUYER, be purchased at fair market value, or if not purchased by BUYER, such Excess Water Rights will be retained by SELLER.
In no event can the Purchase Price of the Premises be less than Eight Dollars ($8.00) per square foot or more than Twelve Dollars ($12.00) per square foot. If the Valuation is determined to be less than Eight Dollars ($8.00) per square foot, BUYER will pay Eight Dollars ($8.00) per square foot. If the Valuation is determined to be greater than Twelve Dollars ($12.00) per square foot, BUYER shall pay Twelve Dollars ($12.00) per square foot. BUYER is in no manner obligated to purchase the Premises. The Premises shall be appraised in the Valuation Procedure as is, including the existing commercial zoning, but the Valuation Procedure shall discount and not consider the valuation effect of any of the approvals, master plan or zone changes to be sought by the parties after the date of this Agreement.

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     3. PERIOD.  BUYER may exercise the Option by giving SELLER notice at any time from the date hereof through September 15, 2004 ("Primary Period"). BUYER may extend the period during which the Option is exercisable for an additional period through September 15, 2005 ("Extension Period") by giving SELLER notice prior to the end of the Primary Period and paying SELLER the additional consideration of Sixty Thousand Dollars ($60,000.00).

     4. ESCROW. First American Title Company of Nevada shall be the designated title company and will act as the escrow agent ("Escrow Agent") for completion of the purchase. The date on which BUYER gives notice exercising the Option is the exercise date ("Exercise Date"). Within thirty (30) days after the Exercise Date SELLER shall deliver to Escrow Agent a recordable grant, bargain, sale deed in the form of Exhibit B hereto which will convey the Premises to BUYER or BUYER's nominee in fee simple, free of all tenancies, liens, encumbrances, restrictions and defects of title except current property taxes not in default, and those exceptions which, in BUYER's sole opinion, are deemed acceptable in accordance with the provisions of Article 8. On or before the date of closing, BUYER shall deposit with Escrow Agent the Purchase Price, less all consideration paid for the Option and for any extension thereof. In the event the Valuation Procedure has not been completed, the closing date shall be extended to a date five (5) business days after the Purchase Price is finally established under Article 2 above.

     5. AREA B OPTION.  Inclusive in the consideration already provided in
Article 1 received by SELLER, SELLER hereby grants to BUYER the option to purchase the property marked as area B ("Area B") on the map attached hereto as Exhibit B, which Area B is not currently part of the Premises (hereinafter, the "Area B Option"). The purchase price for Area B ("Area B Purchase Price") shall follow the same Valuation Procedure as detailed in Article 2. The Valuation Procedure of Area B Purchase Price shall be calculated by determining the discrete fair market value of Area B and will not be averaged with the determined value of the Premises. As a condition precedent to exercise of the Area B Option, BUYER must exercise the Option (as detailed in Article 1).
BUYER may only exercise the Area B Option by giving SELLER notice simultaneously with exercise of the Option.

     6 .RIGHT OF FIRST REFUSAL. For a period of eight (8) years after the closing of the exercise of the Option, and if the Option B is not exercised, should SELLER receive, a "bona fide proposal" (as defined below) (hereinafter, the "Area B Proposal") to (i) purchase all or part of Area B; (ii) lease all or part of Area B; (iii) develop Area B, or (iv) do any combination of the foregoing, then the following procedure must be followed: SELLER shall send BUYER a true, correct and complete copy of the Area B Proposal to BUYER and notify BUYER, if it is fact SELLER's good faith intention to accept, of SELLER's intention to accept the same (collectively, the "First Refusal Notice"). BUYER shall have the right within fifteen (15) days after BUYER's receipt of the First Refusal Notice (the "First Refusal Period") to accept the terms of the proposal set forth in the First Refusal Notice in writing and within the same time as set forth in the Area B Proposal, to complete the transaction set forth in the Area B Proposal in BUYER's own name (including any nominee of BUYER), for the same consideration set forth in the Area B Proposal and on the same terms specified in the Area B Proposal. Notwithstanding the previous sentence, BUYER'S right to exercise the right of first refusal is conditioned on its exercise of the Option. If BUYER shall not so elect within said fifteen (15) days, SELLER may complete the Area B Proposal with the party submitting the Area B Proposal (but not to a third party) provided the Area B Proposal is completed on the terms and

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conditions and for the price set forth in the Area B Proposal.  Notwithstanding anything to the contrary contained herein, this Right of First Refusal shall in no way restrict SELLER's right, power or authority to mortgage Area B until the First Refusal Notice is given. If the BUYER believes that the Area B Proposal is not a "bonafide proposal", then BUYER shall give written notice of the same, including a detailed explanation of the reason supporting such position.
Within five (5) business days of the delivery by BUYER to SELLER of the notice, the parties shall meet and attempt to resolve the dispute. If no resolution can be reached, the parties agree to submit the matter to private, binding arbitration to be conducted by a mutually acceptable Reno-area arbitrator who shall act on an expedited basis, with both parties agreeing to be bound by the arbitrator's decision. As used herein, "bona fide proposal" means that the proposal must be submitted with adequate detail to clearly identify the proponent, must be on terms and conditions that at the time of the proposal are similar to terms that would otherwise be obtained from a reasonable third party, and set forth in sufficient detail to allow BUYER to evaluate the terms and conditions.

     7. SPECIAL PROVISIONS.

        7.1 Survey/Site Assessment. For a period commencing with the date of this Agreement and ending sixty (60) days thereafter (the "Due Diligence Period"), BUYER, its agents and contractors, shall have the right to enter upon the Premises and Area B for the purpose of conducting a topographical survey and a site assessment of the Premises and Area B. The site assessment may include, but not be limited to, subsurface soil and water tests, as well as the testing of any underground storage tanks and related equipment upon the Premises and Area B. BUYER, its agents or contractors, shall also have the right to make inquiries of governmental agencies concerning potentially hazardous substances on the Premises and on Area B. By the end of the Due Diligence Period, if, in BUYER's sole opinion, any survey, governmental inquiry, or site assessment reveals conditions that are unsatisfactory to BUYER, BUYER may withdraw from this transaction in accordance with the provisions of Article 11 hereof. In the event of such withdrawal, no costs incurred under this Article shall be reimbursed to either party. BUYER waives any right to demand performance of SELLER to cure any matters within this paragraph at or prior to Closing; the transaction described in this Agreement is a "as is" sale.

     If either SELLER or BUYER shall enter the Premises and Area B while owned by the other to perform assessments or corrective action pursuant to this
Article 7.1, such entering party, for itself, its employees, agents and contractors, shall assume all risks involved in entering upon the Premises and Area B for the performance of such activities and shall indemnify and hold the other harmless from and against all loss or expense by reason of any liability due to bodily injury, death of persons or damage to property sustained by any party arising out of or caused by the negligence of such entering party, its employees, agents or contractors, in the exercise of any of such entering party's rights under this Article 7.1. Notwithstanding the foregoing, SELLER must notify BUYER of known conditions that are dangerous or hazardous.

        7.2 Zoning/Permits/Licenses. Upon execution of this Agreement, BUYER may apply to the appropriate governing bodies for zoning, permits and licenses required to authorize the use, construction and operation of the Premises as a hotel casino in accordance with BUYER's plans and specifications. SELLER agrees to execute all instruments and documents reasonably necessary to enable BUYER to secure such authorizations.

                                     -3-
        7.3 Payment of Option Consideration. Three (3) days after the expiration of the Due Diligence Period, if BUYER elects to proceed, then BUYER shall pay to SELLER the Option Consideration, and the Option Consideration shall then be non-refundable, except in the event of default by SELLER.

     8. CONDITION OF TITLE. Not later than ten (10) days after the date of this Agreement, SELLER shall obtain a preliminary title report with extended coverage ("Title Commitment") on the Premises and Area B in the amount of the Purchase Price from First American Title Company of Nevada ("Title Company"). If the Title Commitment reveals any title exceptions, encumbrances or conditions which are unacceptable to BUYER, BUYER shall give notice thereof to SELLER not later than thirty (30) days from the date of this Agreement, and SELLER shall have thirty (30) days after receipt of such notice in which (a) to cure same to BUYER's satisfaction and furnish a later report showing the defect cured or removed, or (b) if such exceptions, encumbrances or conditions can be cured solely by payment of additional title insurance premiums, to arrange for satisfaction of same out of SELLER's proceeds at closing. In the event SELLER is unable or unwilling to cure the unacceptable exceptions, encumbrances or conditions within the aforesaid period, BUYER may withdraw from this transaction in accordance with the provisions of Article 11 hereof. If, at closing, SELLER is unable to deliver title to the Premises in the same condition as accepted by BUYER in accordance with the terms hereof, then BUYER shall elect as its sole remedy for such failure either (a) to waive such defects and accept title to the Premises and Area B "as is" or (b) to withdraw from this transaction in accordance with the provisions of Article 11 hereof and receive a full refund of the Option consideration paid under Article 1. BUYER may unilaterally extend the date for closing sixty (60) days to afford SELLER additional time within which to cure the unacceptable exceptions, encumbrances or conditions (without prejudice to BUYER's rights under any other provision of this Agreement).

     9. CONDEMNATION. In the event SELLER or BUYER becomes aware that the Premises or Area B or any part thereof are or will become the subject of a condemnation proceeding, whether for public or quasi-public use, such party shall immediately give notice to the other and Escrow Agent of such proceeding. The date of receipt of such notice shall be referred to as the "Condemnation Notice Date." If condemnation proceedings have been instituted or threatened whereby the Premises or Area B or any part thereof are or will become the subject of a condemnation proceeding, BUYER shall have the right, at its option and exercisable by delivery of written notice to SELLER within 30 days of the Condemnation Notice Date: (a) to proceed with the Closing under the same time requirements as set forth below, but without a reduction in the Purchase Price on account of such condemnation proceeding, in accordance with the terms and conditions of this Agreement, in which event BUYER shall have the right to negotiate with the condemning authority for the condemnation award and to receive the benefits thereof (and SELLER shall assign and transfer to BUYER all of SELLER's rights, title and interest in and to any such condemnation award that has been made, or will be made, as a result of such condemnation proceedings, or (b) to withdraw from this transaction in accordance with the provisions of Article 11 hereof.

     10 .CLOSING. Closing will occur on or before sixty (60) days after the Exercise Date (as defined in Article 4), on a date and at a time and place designated by BUYER.



                                     -4-
        (a) At closing, SELLER, at its sole cost and expense, will deliver the following to BUYER:

          (1). A Grant, Bargain, Sale Deed in form and substance reasonably satisfactory to BUYER, fully executed and acknowledged by SELLER, conveying the Premises and, if applicable, Area B, to BUYER, subject only to the encumbrances accepted by BUYER pursuant to Article 8 hereof. At BUYER's election, the description used in the deed shall conform to the previously mentioned survey of the Premises and, if applicable, Area B.

          (2) An owner's ALTA title policy in the Title Company's Extended Coverage form insuring BUYER for the full Purchase Price, that title to the Premises and, if applicable, Area B, is vested in fee simple, subject only to the printed exceptions in such Extended Coverage form, to those exceptions which BUYER agrees to accept in accordance with the provisions of Article 8 hereof, and to current property taxes not in default.

          (3) Certificate meeting the requirements of 26 U.S.C. Section 1445-Non-Foreign Affidavit, executed and sworn to by SELLER.

          (4) Such other instruments as are customarily executed to effectuate the conveyance of property similar to the Premises and, if applicable, Area B, with the effect that, after closing, BUYER will have succeeded to all of the rights, title, and interests of SELLER related to the Premises and, if applicable, Area B, and SELLER will no longer have any rights, title, or interests in and to the Premises and, if applicable, Area B.

          (5) Possession of the Premises and, if applicable, Area B, free and clear of all tenancies of every kind and parties in possession, with all parts of the Premises and, if applicable, Area B, in substantially the same condition as on the date of this Agreement, except as provided herein. SELLER shall bear all risks of loss or damage to the Premises and, if applicable, Area B, occurring prior to closing.

        (b) At closing, BUYER will deliver a check to SELLER in the amount of the Purchase Price of the Premises and, if applicable, Area B, plus any sums chargeable to BUYER under this Agreement, less (i) the Option Consideration (including any money paid to extend the Option) paid by BUYER, (ii) any sums chargeable to SELLER under this Agreement, and (iii) the amount of any liens and encumbrances subject to which BUYER elects to accept title.

        (c) SELLER shall pay one half of the escrow charges, the CLTA title insurance premiums, one half of any recording fees, all of the documentary taxes imposed on the deed, and all of the real estate transfer taxes or fees. BUYER shall pay one half of the escrow charges, the difference in cost between the CLTA and the ALTA title insurance premiums and one half of the recording fees. Ad valorem and simiar taxes and assessments, as well as items of revenue, relating to the Premises, and if applicable, Area B shall be prorated between SELLER and BUYER as of the date of closing. If the actual amounts to be prorated are not known at closing, the prorations shall be computed on the basis of the best evidence then available; when actual figures are available a cash settlement shall be made between SELLER and BUYER. All installments of assessments due before that date of closing and all installments of assessments which have been imposed but shall not become due until after closing shall be considered due at closing and a lien on the


                                     -5-
Premises and, if applicable, Area B shall be prorated and deferred to a later date, paid by SELLER at closing. The provisions of this Article 10(c) shall survive the closing.

     11. WITHDRAWAL. BUYER may withdraw from this agreement and elect not to exercise the Option or the Area B Option at any time. BUYER's only liability for such withdrawal shall be an indemnification and hold harmless to SELLER for any damage done to the Premises or Area B in conjunction with BUYER's due diligence work under Article 7.1 hereof. If BUYER's decision to withdraw is due to a breach of SELLER's representations, warranties or covenants hereunder, BUYER may seek the remedies of specific performance or other remedies it may have in equity or law.

     12. REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER hereby makes the following representations and warranties to BUYER, as of the date hereof and the closing date, which representations and warranties shall survive closing hereunder:

        (a) As of the date hereof, SELLER shall have good and marketable fee simple title to the Premises and, if applicable, Area B free and clear of all mortgages, encumbrances, pledges, liens and charges of every kind, nature or description.

        (b) SELLER is a Nevada general partnership duly organized and validly existing under the laws of the State of Nevada and has all necessary power, right, authority and capacity to enter into and perform this Agreement in accordance with its terms.

        (c) This Agreement has been duly executed by SELLER and constitutes the legal, valid, binding and enforceable obligation of SELLER.

        (d) SELLER has no knowledge of any facts, rights, interest or claims affecting title to the Premises or Area B which are not shown by the public records.

        (e) SELLER is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code and applicable regulations.

        (f) To the best of SELLER's knowledge, there are no contracts or agreements with any public, quasi-public or private party affecting or with respect to the Premises or Area B (except for this Agreement), which are not shown by the public records.

        (g) To the best of SELLER's knowledge, there are no assessments or levies on or with respect to the Premises or Area B other than those disclosed in the preliminary title report, and to SELLER's knowledge, none have been proposed.

        (h) SELLER has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by SELLER's creditors, (iii) suffered appointment of a receiver to take possession of all or substantially all of SELLER's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of SELLER's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.


                                     -6-
        (i) SELLER has no knowledge of any hazardous materials, toxic wastes, pollutants or contaminants that have been produced, stored, disposed of or discharged on the Premises or Area B, as the case may be, or any portion thereof, into any water body on the Premises or Area B, as the case may be, or into any ground water supplies under the Premises or Area B, as the case may be.

        (j) To the best of SELLER's knowledge, SELLER has disclosed to BUYER all assessments, studies, sampling results, evaluations and other reports commissioned by or for SELLER or within SELLER's possession or control relating to the environmental condition of the Premises and Area B.

        (k) SELLER has no knowledge of any parties that may be in possession of all or any portion of the Premises or Area B, as the case may be, as lessees, tenants at sufferance or trespassers.

        (l) SELLER has no knowledge of any existing fact or condition that would result in the termination of access to and from the Premises or Area B, as the case may be, or the cessation of utilities necessary for the operation of a hotel casino.

        (m) SELLER has no knowledge, nor has received any formal notice, of any pending condemnation or similar proceeding or assessment by any governmental authority that will affect the Premises or Area B, as the case may be, or any part thereof.

        (n) SELLER has no knowledge of non-compliance with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Premises or Area B, as the case may be, or any part thereof.

        (o) SELLER has no knowledge of any litigation, pending or threatened, that could affect, encumber or burden the Premises or Area B, as the case may be.

        (p) Excluding work initiated by BUYER, all work, labor, services and materials furnished prior to the closing date to or in connection with the Premises or Area B, as the case may be, and any improvements constructed thereon prior to the closing date, will be discharged by SELLER prior to the closing date so that no mechanics', materialmen's or other lien may be filed against the Premises, Area B or such improvements.

        (q) At Closing all taxes on the Premises or Area B, as the case may be, will been paid in full, and there will be no penalties or delinquency charges owing.

        (r) SELLER has no knowledge that any condition surviving closing exists in the contract under which SELLER acquired the Premises and Area B that would in any way impair or affect BUYER's ability to develop or use the Premises.

        (s) SELLER will keep the Premises in the same condition except as otherwise required hereunder, and will not develop, alter or otherwise change the condition of the Premises, however, SELLER may, at its discretion, develop, alter or otherwise change the condition of Area B.




                                     -7-
Except for those matters that are otherwise waived or provided for elsewhere herein, if any of the foregoing representations and warranties cannot be made by SELLER at closing, BUYER may, notwithstanding the provisions hereof, elect as its sole remedy therefor: (a) to waive the warranty(ies) in question and close; or (b) to obtain an appropriate indemnity from SELLER in a form satisfactory to BUYER; or (c) to withdraw from this transaction in accordance with the provisions of Article 11 hereof.

     13. REPRESENTATIONS AND WARRANTIES OF BUYER. BUYER hereby makes the following representations and warranties to SELLER, as of the date hereof and the closing date, which representations and warranties shall survive closing hereunder:

        (a) BUYER is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power, right, authority and capacity to enter into and perform this Agreement in accordance with its terms.

        (b) This Agreement has been duly executed by BUYER and constitutes the legal, valid, binding and enforceable obligation of BUYER.

        (c) This Agreement has been duly executed by BUYER and the execution and performance of this Agreement will not violate any agreement to which BUYER is a party or to which it may be bound.

     14. INDEMNITY AND AGREEMENT TO DEFEND.

        14.1. By SELLER. SELLER shall and does hereby indemnify and hold BUYER, its stockholders, directors, officers, employees and agents harmless from and against any loss or expense (including attorney's fees and costs of litigation) incurred as a result of any claim, action, demand, judgment or suit caused or alleged to have been caused by or happening in connection with the Premises or Area B prior to the date of closing, whether in tort, in contract or otherwise; including, but not limited to, fines, fees or sanctions asserted by or on behalf of any person or governmental authority arising from or in connection with SELLER's (or SELLER's predecessors-in-ownership) use or misuse, handling or mishandling, storage, spillage, discharge, seepage into water bodies or ground supplies, or release into the atmosphere of any hazardous material, pollutant or contaminant; and excluding, however, any matter arising out of work done by BUYER. SELLER shall conduct the defense of all such litigation at its sole cost and expense, using counsel approved by BUYER, and SELLER shall neither offer nor accept any settlement thereof without BUYER's prior written consent, which approval and/or consent shall not be unreasonably withheld. The provisions of this Article 14 shall survive closing hereunder.

        14.2 By BUYER. BUYER shall and does hereby indemnify and hold SELLER, its partners, officers, employees and agents harmless from and against any loss or expense (including attorney's fees and costs of litigation) incurred as a result of any required payment, action, demand, judgment or suit caused or alleged to have been caused by or happening in connection with the filing of applications for master planning changes, zoning changes, annexation and special use permits related to the development of a hotel casino on the Premises or Area B prior to the date of closing, whether in tort, in contract or otherwise; including, but not limited to, fines, fees or sanctions asserted by or on behalf of any person or governmental authority arising from or in connection with BUYER's use or

                                     -8-
misuse, handling or mishandling, storage, spillage, discharge, seepage into water bodies or ground supplies, or release into the atmosphere of any hazardous material, pollutant or contaminant; and excluding, however, any matter arising out of work done by SELLER. BUYER shall conduct the defense of all such litigation at its sole cost and expense, using counsel approved by SELLER, and BUYER shall neither offer nor accept any settlement thereof without SELLER's prior written consent, which approval and/or consent shall not be unreasonably withheld. The provisions of this Article 14 shall survive closing hereunder.

     15 .DEFAULT.

        15.1 By BUYER. If the sale and purchase contemplated by this Agreement is not consummated because of BUYER's default, SELLER shall retain the Option Consideration and any extension thereof as full liquidated damages for such default of BUYER, Title Company shall return any deposits made with it by either party and neither party shall have any further rights or obligations hereunder. The parties hereto acknowledge that it is impossible to more precisely estimate the damages to be suffered by SELLER upon BUYER's default, and the parties expressly acknowledge that retention of the Option Consideration is intended not as a penalty but as full liquidated damages. Subject to the indemnification set forth in Article 14.2, SELLER's right to retain the Option Consideration as full liquidated damages is SELLER's sole and exclusive remedy in the event of default hereunder by BUYER; and, in consideration of its retention of the Option Consideration, SELLER hereby waives and releases any right to (and hereby covenants that it shall not) (a) sue BUYER for specific performance of this Agreement or (b) claim that SELLER's actual damages exceed the Option Consideration. In the event the sale and purchase contemplated by this Agreement is not consummated because of BUYER's default, BUYER hereby waives and releases any right to (and hereby covenants that it shall not) sue SELLER to recover the Option Consideration or any part thereof on the ground that it is unreasonable in amount or that its retention by SELLER is a penalty and not agreed upon as reasonable liquidated damages.

        15.2 By SELLER. If the sale and purchase contemplated by this Agreement is not consummated because of SELLER's default, BUYER shall elect as BUYER's remedy: (a) to withdraw from this transaction in accordance with the provisions of Article 11 hereof, (b) to seek and obtain specific performance of this Agreement, or (c) to pursue all other rights or remedies available at law or in equity including an action for damages.

      INITIALS OF BUYER:       INITIALS OF SELLER:

     16. AGENTS. SELLER and BUYER, respectively, (a) represent to the other that this transaction was not brought about by any broker, finder or other agent consulted or engaged by either, and (b) agree to indemnify the other against any claim by any such broker, finder or other agent for fees in connection with this transaction.

     17. ASSIGNMENT. BUYER may at any time assign this Agreement, but shall not be relieved thereby of any of its obligations hereunder.

     18. NOTICES. Any notice hereunder shall be in writing and shall be deemed given when personally delivered or when deposited in the United States mail registered or certified with return receipt requested, postage or


                                     -9-
charges prepaid, and addressed to the party for whom intended at such party's address set forth below, or at such other address as such party may have substituted therefor by proper notice to the other.

SELLER's address for notice:         South Hills Investment Company
                                     1175 West Moana Lane
                                     Reno, Nevada  89509

BUYER'S address for notice:          Monarch Casino & Resort, Inc.
                                     Resident Agent:
                                     Kummer Kaempfer Bonner & Renshaw
                                     3800 Howard Hughes Parkway
                                     Las Vegas, Nevada  89109

     19. EXECUTION-ENTIRETY-SUCCESSION. This Agreement shall not be binding on BUYER and SELLER unless and until it is signed on BUYER's behalf by a duly authorized representative of BUYER and duly delivered to SELLER and subsequently signed on SELLER's behalf by a duly authorized representative of SELLER. This Agreement comprises the entire Agreement, merges and supersedes all prior representations and understandings between SELLER and BUYER concerning the subject matter of this Agreement and shall bind and inure to the benefit of SELLER's heirs, administrators, executors, successors and assigns and BUYER's heirs, administrators, executors, successors and assigns.

     20. SECTION 1031 TAX-DEFERRED EXCHANGE. SELLER and BUYER agree that one or both of the parties may at the closing assign to a credit worth assignee all of its rights and duties as purchaser under this Agreement so that the party may acquire the Premises and, if applicable, Area B from its assignee under this Article 20 pursuant to a tax-deferred exchange of real estate within the meaning of 26 U.S.C. Section 1031. The parties agree that the applicable party will execute such agreements and other documents as may be necessary, in the opinion of counsel for BUYER, to complete and otherwise effectuate such tax-deferred exchange in accordance with 26 U.S.C. Section 1031.

     21. LITIGATION. In the event of litigation with respect to this agreement, the prevailing party shall be entitled to recover its costs and such expenses and fees (including reasonable attorney's fees) as shall be fixed by a court.

     22. VENUE. In the event of a dispute arising out of this Agreement, the parties agree that sole jurisdiction shall lie in the District Courts of the State of Nevada located in Washoe County, Nevada or in the Federal District Court, District of Nevada located in Reno, Nevada.














                                     -10-
EXECUTED by SELLER and BUYER as of the date first herein specified.

Monarch Casino & Resort, Inc.              BUYER
                                    By:
-------------------------              -----------------------
Witness                                Name: Bahram Farahi
                                       Title: President

South Hills Investment Company      SELLER

                                    --------------------------
                                    a Nevada general partnership

-----------------------             By:-------------------------
Witness
                                      Name:
                                      Title:

                                      Business ID No.:

                                       /s/ David Farahi
                                       ----------------
                                           DAVID FARAHI

                                       /s/ John Farahi
                                       ----------------
                                           JOHN FARAHI

                                       /S/ Bahram Farahi
                                       -----------------
                                           BAHRAM FARAHI

                                       /s/ Ben Farahi
                                       --------------
                                           BEN FARAHI

                                       /s/ Ben Farahi
                                       -----------------------------
                                           FARAHI INVESTMENT COMPANY

                                       /S/ Joseph Marvizi
                                       ------------------
                                           JOSEPH MARVIZI

                                       /S/
                                       --------------------
                                           SAYAREH HALLEGUA

                                       /S/ John (E) Farahi
                                       -------------------
                                           JOHN (E) FARAHI

                                       /S/ Judah Farahi
                                       ----------------
                                           JUDAH FARAHI



                                  -11-
                                       /S/ Yaghoub Saeedi
                                       ------------------
                                           YAGHOUB SAEEDI

                                       /S/ Soleiman Saeedi
                                       -------------------
                                           SOLEIMAN SAEEDI

                                       /S/
                                       ---------------------
                                       So. Hills, a California Ltd.

                 (Append appropriate acknowledgments)













































                                     -12-